Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated September 25, 2025 which is included in the Preliminary Offering Circular on the Pre-qualification amendment No.2 to the Form 1-A with respect to the consolidated financial statements of Modern Mining Technology Corp. as at December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024.

We also consent to the reference to our firm under the heading “Independent Auditors” in the Pre-qualification amendment No.2 to the Form 1-A.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 2, 2026

Toronto, Canada